Exhibit 3.1

8.25 % Series C Cumulative Redeemable Preferred Stock

ARTICLES SUPPLEMENTARY

STRATEGIC HOTELS & RESORTS, INC.

Articles Supplementary Classifying

and Designating a Series of Preferred Stock as

8.25 % Series C Cumulative Redeemable Preferred Stock

and Fixing Dividend and Other Preferences and Rights of Such Series

Dated as of April 20, 2006

STRATEGIC HOTELS & RESORTS, INC.

Articles Supplementary Classifying

and Designating a Series of Preferred Stock as

8.25 % Series C Cumulative Redeemable Preferred Stock

and Fixing Dividend and Other Preferences and Rights of Such Series

Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-208 of the Maryland General Corporation Law ( the “MGCL”) that:

FIRST: Pursuant to the authority granted and vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI, Sections 6.3 and 6.4 of the Articles of Amendment and Restatement dated June 22, 2004 (as amended or supplemented from time to time, the “Articles”), the Board of Directors, by duly adopted resolutions, has classified 5,750,000 unissued shares of Preferred Stock (as defined in the Articles) of the Corporation as 8.25 % Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Shares”).

SECOND: The following is a description of the Series C Preferred Shares, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof which, upon any restatement of the Articles, shall become part of Article VI thereof, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof:

8.25 % Series C Cumulative Redeemable Preferred Stock

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 8.25 % Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Shares”) and the number of shares which shall constitute such series shall be 5,750,000.

Section 2. Definitions. For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Series C Preferred Shares and specified in the notice to holders required under paragraph (d) of Section 5 as the Call Date.

“Change of Control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation’s stockholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Corporation’s Board of Directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or share exchange.

“Common Shares” shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include June 30, 2006, and other than the Dividend Period during which any Series C Preferred Shares shall be redeemed pursuant to Section 5, which shall end on and include the Call Date with respect to the Series C Preferred Shares being redeemed).

“Fully Junior Shares” shall mean the Common Shares and any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Issue Date” shall mean May 17, 2006.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and, unless the context clearly indicates otherwise, shall include Fully Junior Shares.

“NYSE” shall have the meaning set forth in paragraph (a) of Section 3.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 8.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“REIT” shall have the meaning set forth in paragraph (e) of Section 3.

“SEC” shall have the meaning set forth in Section 11.

“Series C Preferred Shares” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of stock ranking on a parity with the Series C Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Transfer Agent” means LaSalle Bank, N.A., Chicago, Illinois, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 9.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3. Dividends.

(a) Holders of Series C Preferred Shares shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative preferential cash dividends at the rate of eight and one quarter percent (8.25%) per annum of the Twenty-Five Dollars ($25.00) per share liquidation preference of the Series C Preferred Shares (equivalent to a fixed annual amount of $2.0625 per share). However, if following a Change of Control the Series C Preferred Shares are not listed on the New York Stock Exchange, Inc. (the “NYSE”) or the American Stock Exchange or quoted on NASDAQ, holders of Series C Preferred Shares shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative preferential cash dividends from (but excluding) the first date on which both the Change of Control has occurred and the Series C Preferred Shares are not so listed or quoted at the increased rate of nine and one quarter percent (9.25%) per annum of the Twenty-Five Dollars ($25.00) per share liquidation preference of the Series C Preferred Shares (equivalent to a fixed annual amount of $2.3125 per share) for as long as the Series C Preferred Shares are not so listed or quoted. Such dividends shall accumulate on a daily basis and be cumulative from (but excluding) the original date of issuance and be payable quarterly in equal amounts in arrears on or about the last calendar day of each March, June, September and December of each year, beginning on June 30, 2006 (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series C Preferred Shares for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month that immediately precedes the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date.

(b) No dividend on the Series C Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Shares shall accumulate regardless of whether or not: (i) the restrictions referred to in paragraph (b) of this Section exist; (ii) the Corporation has earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accumulated but unpaid dividends on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption as the case may be. Accumulated and unpaid dividends will not bear interest.

(d) Except as provided in the next sentence, if any Series C Preferred Shares are outstanding, no dividends will be declared or paid or set apart for payment on any stock of the Corporation of any other class or series ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C

Preferred Shares and all other stock ranking on a parity, as to dividends, with the Series C Preferred Shares, all dividends declared, paid or set apart for payment upon the Series C Preferred Shares and all other stock ranking on a parity, as to dividends, with the Series C Preferred Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series C Preferred Shares and each such other share of stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Series C Preferred Shares and other stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Shares which may be in arrears.

(e) Except as provided in paragraph (d) of this section, unless full cumulative dividends on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Shares or other stock of the Corporation ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) may be declared or paid or set apart for payment nor shall any other dividend be declared or made upon the Common Shares or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series C Preferred Shares as to dividends and upon liquidation, by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation, or by other redemption, purchase or acquisition of any stock of the Corporation, pursuant to Article VII of the Articles or otherwise, in order to ensure that the Corporation remains qualified as a real estate investment trust (“REIT”) for federal income tax purposes).

(f) Holders of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series C Preferred Shares as described above. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(g) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, the holders of the Series C Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series C Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares of stock ranking on a parity with or prior to the Series C Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares shall not be entitled to share therein.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of Series C Preferred Shares shall not be added to the Corporation’s total liabilities.

Section 5. Redemption at the Option of the Corporation.

(a) Subject to Section 10, the Series C Preferred Shares shall not be redeemable by the Corporation prior to the fifth anniversary of the Issue Date, except in certain limited circumstances relating to the ownership limitation necessary to preserve the Corporation’s qualification as a REIT or at any time following a Change of Control the Series C Preferred Shares are not listed on the NYSE or the American Stock Exchange or quoted on

NASDAQ. On and after the fifth anniversary of the Issue Date, the Corporation, at its option (subject to paragraph (c) of this Section 5), may redeem the Series C Preferred Shares, in whole at any time or from time to time in part at the option of the Corporation at a redemption price of Twenty-Five Dollars ($25.00) per Series C Preferred Share, plus the amounts indicated in paragraph (b) of this Section 5.

(b) Upon any redemption of Series C Preferred Shares pursuant to this Section 5, the Corporation shall, subject to the next sentence, pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares called for redemption.

(c) If full cumulative dividends on the Series C Preferred Shares and any other class or series of Parity Shares of the Corporation have not been paid or declared and set apart for payment, the Series C Preferred Shares shall not be redeemed under this Section 5 in part and the Corporation shall not purchase or acquire Series C Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and Parity Shares or pursuant to Section 10 and Article VII of the Articles.

(d) Notice of the redemption of any Series C Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series C Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series C Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price of Twenty-Five Dollars ($25.00) plus accrued and unpaid dividends through the Call Date; (4) the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange upon which the Series C Preferred Shares may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares of the Corporation shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption, in which case the notice to holders of the Series C Preferred Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). No interest shall accrue for the benefit of the holders of Series C Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series C Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series C Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series C Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6. Special Optional Redemption by the Corporation.

(a) If at any time following a Change of Control the Series C Preferred Shares are not listed on the NYSE or the American Stock Exchange or quoted on NASDAQ, the Corporation will have the option upon written notice to the holders of record of the Series C Preferred Shares in accordance with Section 5(d) to redeem the Series C Preferred Shares, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and the Series C Preferred Shares are not so listed or quoted, for cash at Twenty-Five Dollars ($25.00) per share plus accrued and unpaid dividends (whether or not declared) to the redemption date.

(b) Upon any redemption of Series C Preferred Shares pursuant to this Section 6, the Corporation will pay, in cash, any accrued and unpaid dividends to the redemption date, whether or not authorized, unless a redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Shares at the close of business on such dividend payment record date will be entitled to the distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date. Except as provided in the previous sentence, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series C Preferred Shares.

(c) On or after the date fixed for redemption, each holder of Series C Preferred Shares must present and surrender each certificate representing his Series C Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series C Preferred Shares as the owner thereof and each surrendered certificate will be canceled.

(d) At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series C Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company in accordance with Section 5(d).

(e) From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all distributions will cease to accumulate on the Series C Preferred Shares, said shares shall no longer be deemed to be outstanding and all rights of each holder of Series C Preferred Shares will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Section 7. Shares To Be Retired. All Series C Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.

Section 8. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares;

(b) on a parity with the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Shares, if the holders of such class or series and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other or they are the Corporation’s 8.50% Series A Cumulative Redeemable Preferred Stock or the Corporation’s 8.25% Series B Cumulative Redeemable Preferred Stock (collectively, “Parity Shares”);

(c) junior to the Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

(d) junior to the Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

Section 9. Voting. If and whenever six quarterly dividends (whether or not consecutive) payable on the Series C Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series C Preferred Shares, together with the holders of shares of every other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect two additional directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series C Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Shares and the Voting Preferred Shares to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of all persons elected as directors by the holders of the Series C Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series C Preferred Shares and the Voting Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series C Preferred Shares (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series C Preferred Shares and of the Voting Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of Series C Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation. The directors elected at any such special meeting shall serve until the next annual meeting of the stockholders or special meeting held in lieu thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series C Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series C Preferred Shares and the Voting Preferred Shares or the successor of such remaining director, if any, to serve until the next annual meeting of the stockholders or special meeting held in place thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided above.

So long as any Series C Preferred Shares are outstanding, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series C Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(a) Any amendment, alteration or repeal of any of the provisions of the Articles or these terms of the Series C Preferred Shares that materially and adversely affects the voting powers, rights or preferences of the Series C Preferred Shares or the Voting Preferred Shares; provided, however, that the amendment of the provisions of the Articles so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series C Preferred Shares or the Voting Preferred Shares, or any shares of any class ranking on a parity with the Series C Preferred Shares or the Voting Preferred Shares shall not be deemed to materially or adversely affect the voting powers, rights or preferences of the Series C Preferred Shares or the Voting Preferred Shares, and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series C Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series C Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(b) A statutory share exchange that affects the Series C Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series C Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series C Preferred Share (except for changes that do not materially and adversely affect the Series C Preferred Shares); provided, however, that if any such share exchange, consolidation or merger would materially and adversely affect any voting powers, rights or preferences of the Series C Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series C Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(c) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series C Preferred Shares or the Voting Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series C Preferred Shares shall be required if, at or prior to the time when such amendment, alteration, repeal, share exchange, consolidation, merger or conversion is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series C Preferred Shares at the time outstanding.

For purposes of the foregoing provisions of this Section 9, each Series C Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series C Preferred Shares as a single class on any matter, then the Series C Preferred Shares and such other series shall have with respect to such matters one (1) vote per Twenty-Five Dollars ($25.00) of stated liquidation preference. Except as set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 10. Limitation on Ownership.

(a) Limitation. Notwithstanding any other provision of the terms of the Series C Preferred Shares, except as provided in paragraph (b) of this Section 10, the Series C Preferred Shares and all holders thereof shall be subject to Article VII of the Articles and the restrictions on transfer and ownership of shares of stock of the Corporation set forth therein. Without limiting the generality of the foregoing, holders of Series C Preferred Shares shall be subject to the remedies for breach of such restrictions on transfer and ownership set forth in Section 7.2.2 of the Articles, including, without limitation, redemption by the Corporation of such holders’ Series C Preferred Shares.

(b) Exceptions. The limitation on ownership set forth in paragraph (a) of this Section 10 shall be subject to the exceptions set forth in Section 7.2.7 of the Articles.

Section 11. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Shares are outstanding, the Corporation shall (i) transmit by mail to all holders of Series C Preferred Shares, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Shares. The Corporation will mail the reports to the holders of Series C Preferred Shares within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation was subject to Section 13 or 15(d) of the Exchange Act.

Section 12. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13. Sinking Fund. The Series C Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 14. Conversion. The Series C Preferred Shares shall not be convertible into or exchangeable for any stock or other securities or property of the Corporation.

THIRD: The Series C Preferred Shares have been classified by the Board of Directors under the authority contained in the Articles.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the votes required by law.

FIFTH: The undersigned each acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President, Controller and Treasurer and attested to by its Vice President, Secretary and General Counsel on this 20th day of April, 2006.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Monte J. Huber
Name:	Monte J. Huber
Title:	Vice President, Controller and Treasurer

ATTEST:

/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Vice President, Secretary and General Counsel